Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SINO MERCURY ACQUISITION CORP.,

WINS FINANCE HOLDINGS INC.,

WINS FINANCE GROUP LIMITED (“COMPANY”)

AND

THE SHAREHOLDERS OF THE COMPANY

DATED AS OF APRIL 24, 2015

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2.26	Representations and Warranties Complete	23
2.27	Survival of Representations and Warranties.	24
ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF SINO AND HOLDCO	24
3.1	Organization and Qualification.	24
3.2	Subsidiaries and Other Interests.	24
3.3	Capitalization.	25
3.4	Authority Relative to this Agreement.	26
3.5	No Conflict; Required Filings and Consents.	27
3.6	Compliance	27
3.7	SEC Filings; Financial Statements.	28
3.8	No Undisclosed Liabilities	29
3.9	Absence of Certain Changes or Events	29
3.10	Litigation	29
3.11	Employee Benefit Plans	30
3.12	Labor Matters.	30
3.13	Business Activities	30
3.14	Title to Property.	30
3.15	Taxes. Except as set forth in Schedule 3.15 hereto:	30
3.16	Environmental Matters	31
3.17	Brokers	31
3.18	Intellectual Property.	32
3.19	Agreements, Contracts and Commitments.	32
3.20	Insurance.	32
3.21	Affiliate Transactions.	32
3.22	Indebtedness.	32
3.23	Listing of Securities	32
3.24	Board Approval	32
3.25	Trust Fund	33
3.26	Governmental Filings.	33
3.27	Investment Company Act.	33
3.28	Sino Vote Required.	34
3.29	Representations and Warranties Complete.	34
3.30	Survival of Representations and Warranties.	34
ARTICLE IV.	CONDUCT PRIOR TO THE EFFECTIVE TIME	34
4.1	Conduct of Business	34
ARTICLE V.	ADDITIONAL AGREEMENTS	37
5.1	Proxy Statement/Prospectus; Special Meeting.	37
5.2	Other Actions.	39
5.3	Required Information.	40
5.4	Confidentiality; Access to Information.	41
5.5	Commercially Reasonable Efforts.	42
5.6	Treatment as a Reorganization.	43
5.7	No Sino Common Stock Transactions	43
5.8	No Claim Against Trust Fund	43
5.9	Disclosure of Certain Matters.	43
5.10	Nasdaq Listing.	43

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5.11	Further Actions.	43
5.12	No Solicitation	44
5.13	Liability Insurance.	44
5.14	Insider Loans.	45
5.15	Certain Financial Information.	45
5.16	Sino Borrowings	46
5.17	Trust Fund Disbursement. .	46
5.18	Section 16 Matters.	46
5.19	Employment Agreements	46
5.20	Option Plan.	46
5.21	Amended and Restated Registration Rights Agreement	47
ARTICLE VI.	CONDITIONS TO THE TRANSACTION	47
6.1	Conditions to Obligations of Each Party to Effect the Transactions	47
6.2	Additional Conditions to Obligations of the Company	48
6.3	Additional Conditions to the Obligations of Sino and Holdco	49
ARTICLE VII	INDEMNIFICATION.	51
7.1	Indemnification.	51
7.2	Indemnification of Third Party Claims	52
7.3	Insurance Effect	53
7.4	Limitations on Indemnification.	53
7.5	Exclusive Remedy.	54
7.6	Adjustment to Exchange Consideration	54
7.7	Representative Capacities; Application of Escrow Shares	54
7.8	Mitigation.	54
7.9	No Consequential Damages.	55
ARTICLE VIII	TERMNIATION.	55
8.1	Termination	55
8.2	Notice of Termination; Effect of Termination	56
8.3	Fees and Expenses.	56
ARTICLE IX.	DEFINED TERMS	56
9.1	Defined Terms	56
9.2	Glossary of Other Defined Terms	60
ARTICLE X.	GENERAL PROVISIONS	62
10.1	Notices	62
10.2	Interpretation.	63
10.3	Counterparts; Facsimile Signatures	63
10.4	Entire Agreement; Third Party Beneficiaries.	64
10.5	Severability	64
10.6	Other Remedies; Specific Performance.	64
10.7	Governing Law	64
10.8	Venue.	64
10.9	Rules of Construction.	65
10.10	Assignment.	65
10.11	Amendment.	65
10.12	Extension; Waiver.	65
10.13	Currency.	65

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EXHIBITS

Exhibit A	-	Memorandum of Association of Surviving Pubco
Exhibit B	-	Amended and Restated Memorandum and Articles of Association of Company
Exhibit C	-	Escrow Agreement
Exhibit D	-	Lock-Up Agreement

SCHEDULES

Schedule 1.5

Schedule 2 (Company Disclosure Schedule)

Schedule 3 (Sino Disclosure Schedule)

Schedule 4.1

Schedule 5.19

Schedule 6.2(g)

Schedule 6.2(j)

Schedule 6.3(k)

Schedule 9.1(a)

Schedule 9.1(b)

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 24, 2015, by and among Sino Mercury Acquisition Corp, a Delaware corporation (“Sino”), Wins Finance Holdings Inc., a Cayman Islands exempted company and wholly owned subsidiary of Sino (“Holdco”), Wins Finance Group Limited, a British Virgin Islands international business company (the “Company”), and each of Wits Global Limited, Appelo Limited, Glowing Assets Holdings Limited and Cosmic Expert Limited, each of which are British Virgin Islands international companies and shareholders of the Company that, collectively, own 100% of the Company’s outstanding capital and voting shares (“Company Shareholders”).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Companies Law (2012 Revision) of the Cayman Islands (the “Companies Law”), the International Business Companies Act of the British Virgin Islands (“IBCA”), and other applicable law, Sino and the Company intend to enter into a business combination transaction by means of (1) a merger of Sino with and into Holdco, with Holdco being the surviving entity (the “Merger”) and (2) immediately following the Merger, an exchange of 100% of the ordinary shares of the Company by the Company Shareholders for ordinary shares of Holdco and cash (which, at the election of the Company Shareholders, may be converted in all or part into additional ordinary shares of Holdco) as provided herein (the “Share Exchange” and, together with the Merger, the “Transactions”).

B.            The board of directors (including any committee or subgroup thereof) of each of Sino, Holdco and the Company has determined that the Transactions are fair to, and in the best interests of, its respective company and shareholders.

C.            Defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

THE TRANSACTIONS

1.1          The Merger. At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Companies Law, Sino shall be merged with and into Holdco, the separate corporate existence of Sino shall cease and Holdco shall continue as the surviving corporation in the Merger (“Surviving Pubco”). At the Effective Time, the Merger shall be deemed to occur immediately prior to the Share Exchange.

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1.2          The Share Exchange. At the Effective Time and immediately following the consummation of the Merger, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Companies Law and the IBCA, all of the outstanding ordinary shares of the Company shall be exchanged for ordinary shares of Surviving Pubco (“Surviving Pubco Ordinary Shares”) and cash (which, at the election of the Company Shareholders, may be converted in all or part into additional Surviving Pubco Ordinary Shares) as provided herein, and the Company shall become a wholly owned subsidiary of Surviving Pubco.

1.3          Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date, the parties hereto shall cause the Transactions to be consummated by filing (a)(i) a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (ii) a plan of merger (the “Plan of Merger” and, together with the Delaware Certificate of Merger, the “Certificates of Merger”) with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Companies Law (the time of such filing, or such later time as may be agreed in writing by the Company and Sino and specified in the Plan of Merger being the “Effective Time”); and (b) at the Effective Time, shall cause the consummation of the Share Exchange as provided herein. The consummation of each of the Merger and Share Exchange is conditioned upon the consummation of the other. Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Sino, 405 Lexington Avenue, New York, New York 10174, at a time and date to be specified by the parties, which shall be no later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.4          Effect of the Transactions. At the Effective Time, the effect of the Transactions shall be as provided in this Agreement and the applicable provisions of the DGCL, the Companies Law, the IBCA and other applicable provisions of law (collectively, the “Applicable Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the issued and outstanding securities of Sino shall be automatically converted into securities of Surviving Pubco as provided in Section 1.6, (b) all the property, rights, privileges, powers and franchises of Sino shall vest in Surviving Pubco, and all debts, liabilities and duties of Sino shall become the debts, liabilities and duties of Surviving Pubco and (c) the Company shall continue its existence as a wholly owned subsidiary of Surviving Pubco.

1.5         Governing Documents; Officers and Directors. At the Effective Time, (a) the Memorandum and Articles of Association of Holdco shall be in the form annexed hereto as Exhibit A and shall become the Memorandum of Association of Surviving Pubco, (b) the Memorandum and Articles of Association of the Company shall be amended and restated in the form annexed hereto as Exhibits B, (c) the board of directors of each of Surviving Pubco and the Company shall consist of the directors identified on Schedule 1.5 hereto and set forth in the Proxy Statement/Prospectus (as defined in Section 5.1), (d) the officers of Surviving Pubco immediately after the Effective Time shall consist of the officers identified on Schedule 1.5 hereto and (e) the officers of the Company immediately after the Effective Time shall consist of the officers identified on Schedule 1.5 hereto.

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1.6         Conversion of Sino Common Stock in the Merger.

(a)          Conversion. Subject to the terms and conditions of this Agreement, the following shall occur in the Merger:

(i)           Each share of common stock, par value $0.0001 per share, of Sino issued and outstanding immediately prior to the Effective Time (which, for the avoidance of doubt, excludes any Sino Common Stock whose holder has elected to receive a portion of the proceeds held in Sino’s Trust Fund with respect to such Sino Common Stock as provided for in Sino’s Certificate of Incorporation) (“Sino Common Stock”) will be automatically converted into one Surviving Pubco Ordinary Share and the holders thereof shall cease to have any further rights as holders of Sino Common Stock. Each certificate that evidenced Sino Common Stock immediately prior to the Merger (“Sino Common Certificate”) shall entitle the holder to the applicable number of Surviving Pubco Ordinary Shares into which the Sino Common Stock is convertible according to this Section 1.6(a)(i); provided, however, that each Sino Common Certificate owned by a holder that has validly elected to receive a portion of the proceeds held in Sino’s Trust Fund (as defined in Section 3.25 hereof) shall entitle the holder thereof to receive only such portion of the Trust Account as provided for in Sino’s Certificate of Incorporation.

(ii)          Each right of Sino entitling the holder to automatically receive one-tenth (1/10) of a share of Sino Common Stock upon consummation of the Merger issued and outstanding immediately prior to the Effective Time (“Sino Rights”) will automatically be converted into one-tenth (1/10) of a Surviving Pubco Ordinary Share. Each certificate that evidenced Sino Rights immediately prior to the Merger (“Sino Rights Certificate” and together with the Sino Common Certificates, the “Sino Certificates”) shall entitle the holder to the applicable number of Surviving Pubco Ordinary Shares into which the Sino Rights are convertible according to this Section 1.6(a)(ii).

(iii)        Each share of Sino Common Stock and each Sino Right held by Sino or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(iv)        Certificates representing Surviving Pubco Ordinary Shares issuable pursuant to Sections 1.6(a)(i) and 1.6(a)(ii) shall be issued to the holders of Sino Certificates upon surrender of the applicable Sino Certificates in the manner provided in Section 1.6(b) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.10).

(v)          All of Surviving Pubco Ordinary Shares issued to the holders of Sino Common Stock and Sino Rights upon consummation of the Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Sino Common Stock and Sino Rights that were outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the records of Surviving Pubco of such shares of Sino Common Stock or Sino Rights.

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(b)          Exchange Procedures.

(i)           Prior to the Effective Time, Surviving Pubco shall appoint Continental Stock Transfer & Trust Company (“Continental”), as agent (the “Exchange Agent”), for the purpose of exchanging Surviving Pubco Ordinary Shares for Sino Common Stock and Sino Rights. Upon surrender of the Sino Certificates and delivery of a duly executed letter of transmittal to the Exchange Agent, the holders of such Sino Certificates shall receive in exchange therefor certificates representing Surviving Pubco Ordinary Shares (“Surviving Pubco Certificates”) into which their shares of Sino Common Stock and Sino Rights shall be converted at the Effective Time and the Sino Certificates so surrendered shall forthwith be canceled. Surviving Pubco shall make available to the Exchange Agent, as necessary, Surviving Pubco Certificates to be paid in respect of the Sino Certificates surrendered. Until so surrendered, outstanding Sino Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the merger consideration to which the holder thereof is entitled pursuant to Sections 1.6(a)(i) and 1.6(a)(ii).

(ii)          If certificates representing Surviving Pubco Ordinary Shares are to be issued in a name other than that in which the Sino Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Sino Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by an instrument of transfer that is reasonably satisfactory to Surviving Pubco and that the persons requesting such exchange will have paid to Surviving Pubco, or any agent designated by it, any transfer or other taxes required by reason of the issuance of certificates representing Surviving Pubco Ordinary Shares in any name other than that of the registered holder of the Sino Certificates so surrendered, or established to the satisfaction of Surviving Pubco or any agent designated by it that such tax has been paid or is not payable.

1.7         Share Exchange.

(a)          Exchange. All of the ordinary shares of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time shall be exchanged at the Effective Time into the right of the holders thereof to receive an aggregate of:

(i)           An amount of cash to be paid at the Closing (“Cash Consideration”) to the bank account(s) designated by each Company Shareholder equal to (a) the cash remaining in Sino’s Trust Fund (as defined in Section 3.25) after giving effect to the payments required to the shareholders of Sino who elect to have their shares converted to cash in accordance with the provisions of Sino’s Charter Documents less (b) $5,000,000; provided, however, that the Cash Consideration shall not exceed $25,000,000 in the aggregate; and

(ii)          A number of Surviving Pubco Ordinary Shares to be issued at the Closing in the names directed by each Company Shareholder determined by dividing (1) $168,000,000 less the Cash Consideration (including any Converted Cash Consideration (as defined in the paragraph below)) by (2) the Surviving Pubco Redemption Share Price (“Stock Consideration”).

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Notwithstanding anything to the contrary, each Company Shareholder may elect by written notice delivered to Sino at least two business days prior to the Closing to convert all or a portion of the Cash Consideration otherwise payable to it (the “Converted Cash Consideration”) into that number of Surviving Pubco Ordinary Shares (the “Additional Stock Consideration”) determined by dividing the Converted Cash Consideration by the Surviving Pubco Redemption Share Price.

The Cash Consideration (not including any Converted Cash Consideration) and the Stock Consideration (including any Additional Stock Consideration) are referred to herein together as the “Exchange Consideration.”

(b)          Determination of Amounts. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Share Exchange and this Agreement and without any action on the part of Surviving Pubco, Sino, the Company or the Company Shareholders, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time will be canceled and the rights pertaining thereto will be automatically converted into the right to receive the following portions of the Exchange Consideration:

(i)           The amount of Cash Consideration to be paid divided by the Company Ordinary Share Number, as same may be adjusted downward for any Converted Cash Consideration; and

(ii)          The number of Surviving Pubco Ordinary Shares to be issued as Stock Consideration divided by the Company Ordinary Share Number, as same may be adjusted upward for any Additional Stock Consideration.

(c)          Surrender of Company Certificates. Subject to Section 1.11, the Exchange Consideration shall be paid and issued to the holders of certificates representing the Company Ordinary Shares (the “Company Certificates”) upon surrender of their respective Company Certificates in the manner provided in Section 1.7(f) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.10, or in the case of an uncertificated share, by delivery of a copy of the register of members of the Company indicating such holder as entitled to the shares).

(d)          Cancellation of Treasury and Sino-Owned Shares. Each Company Ordinary Share held by Sino or owned by the Company or any direct or indirect wholly owned subsidiary of Sino or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e)          No Further Ownership Rights in Company Ordinary Shares. All the Cash Consideration and Surviving Pubco Ordinary Shares issued to the holders of Company Ordinary Shares upon consummation of the Share Exchange shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Company Ordinary Shares and there shall be no further registration of transfers on the records of the Company of the Company Ordinary Shares that were outstanding immediately prior to the Effective Time.

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(f)          Exchange Procedures.

(i)           At the Effective Time, the holders of Company Ordinary Shares will surrender their Company Certificates representing all of the outstanding Company Ordinary Shares to Surviving Pubco for cancellation together with any related documentation reasonably requested by Surviving Pubco in connection therewith. After the Effective Time, each outstanding Company Certificate will be deemed for all corporate purposes to evidence only the right to receive the applicable portion of the Exchange Consideration in accordance with the provisions of this Article I.

(ii)          Any cash and Surviving Pubco Ordinary Shares comprising the Exchange Consideration shall be issued to the holders of Company Ordinary Shares upon surrender of the Company Certificates as provided for herein or otherwise agreed by the parties. Upon surrender to Surviving Pubco of the Company Certificates (or affidavits of loss in lieu thereof as provided in Section 1.10, below) for cancellation, Surviving Pubco shall pay and issue, or cause to be paid and issued, to each holder of the Company Certificates such holder’s allocable portion of the cash and Surviving Pubco Ordinary Shares comprising the Exchange Consideration (subject to a portion of Surviving Pubco Ordinary Shares being held in escrow pursuant to Section 1.11 below), for which their Company Ordinary Shares are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.7(f)(iii), and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the allocable portion of the Exchange Consideration pursuant to this Section 1.7.

(iii)          No dividends or other distributions declared or made with respect to Surviving Pubco Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificates with respect to the shares of Surviving Pubco Ordinary Shares represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Certificate in accordance with this Section 1.7(f).

1.8         No Fractional Amounts. No fraction of a Surviving Pubco Ordinary Share will be issued by virtue of the Transactions, and each Person who would otherwise be entitled to a fraction of a Surviving Pubco Ordinary Share (after aggregating all fractional Surviving Pubco Ordinary Shares that otherwise would be received by such holder) shall receive, in lieu of such fractional share, an amount in cash without interest determined by multiplying the Surviving Pubco Redemption Share Price by the fraction of a Surviving Pubco Ordinary Share to which such holder would otherwise have been entitled. The Cash Consideration payable to any holder of Company Ordinary Shares by virtue of the Share Exchange shall be rounded up or down to the nearest cent.

1.9         Adjustments. The number of Surviving Pubco Ordinary Shares that Company Shareholders are entitled to be issued as a result of the Share Exchange and the Surviving Pubco Redemption Share Price set forth in Section 1.7(a)(ii) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Sino Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Sino Common Stock occurring on or after the date hereof and prior to the Effective Time.

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1.10         Lost, Stolen or Destroyed Certificates. In the event that any Sino Certificates or Company Certificates shall have been lost, stolen or destroyed, Surviving Pubco shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing Surviving Pubco Ordinary Shares that the shares of Sino Common Stock and Sino Rights or Company Ordinary Shares formerly represented by such lost certificates were converted into as a result of the Transactions; provided, however, that as a condition precedent to the issuance of such Surviving Pubco Ordinary Shares and other distributions, the owner of such lost, stolen or destroyed certificates shall indemnify Surviving Pubco against any claim that may be made against Surviving Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11         Escrow. As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, 10% of the Surviving Pubco Ordinary Shares to be issued in the Share Exchange (the “Escrow Shares”), without giving effect to any Additional Stock Consideration, shall be deposited in escrow (the “Escrow Account”), which shall be allocated between the Company Shareholders in the same proportion as their proportionate share of the total Company Ordinary Shares outstanding immediately prior to the Effective Time, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Surviving Pubco, the Representative and Continental (or such other Person as may be agreed by Surviving Pubco and the Representative), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit C hereto (the “Escrow Agreement”). The Escrow Agreement shall provide that on the earlier of (a) the 30th day after the date Sino has filed with the SEC its Annual Report for the year ending December 31, 2016 and (b) March 31, 2017 (the “Escrow Release Date”), the Escrow Agent shall release all Escrow Shares then remaining in escrow, less that portion of the Escrow Shares applied or reserved with respect to Escrow Claims. Any Escrow Shares that continue to be held after the Escrow Release Date with respect to any unresolved Escrow Claim shall be delivered to the recipients in the same proportions as originally deposited into escrow, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim.

1.12         Committee and Representative for Purposes of Escrow Agreement.

(a)          Committee. Prior to the Closing, the board of directors of Sino shall appoint a committee consisting of one or more of its then members to act on behalf of Surviving Pubco to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Surviving Pubco’ s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the board of directors of Sino or, after the consummation of the Transaction, the board of directors of Surviving Pubco shall appoint as a successor a Person who was a director of Sino prior to the Closing Date or some other Person who would qualify as an “independent” director of Surviving Pubco and who has not had a material relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

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(b)          Representative. The Company hereby designates Junfeng Zhao (the “Representative”) to represent the interests of the Company Shareholders for purposes of the Escrow Agreement, giving consents and approvals hereunder and making those determinations hereunder that are specifically reserved to the Representative by the terms hereof. If such Person ceases to serve in such capacity, for any reason, those members of the board of directors of Surviving Pubco who were members of the board of directors of the Company prior to the Closing shall appoint as successor a Person who was a former director of the Company or such other Person as such members shall designate. Such Person or successor is intended to be the “Representative” referred to in Article VII hereof and the Escrow Agreement.

1.13         Sale Restriction. Each Surviving Pubco Ordinary Share issued to holders of Company Ordinary Shares as part of the Exchange Consideration shall be subject to certain transfer restrictions, in accordance with the terms of the twelve-month Lock-Up Agreement (the “Lock-Up Agreement”) in the form of Exhibit D annexed hereto to be executed and delivered to Sino by the holders of the Company Ordinary Shares. Certificates representing Surviving Pubco Ordinary Shares issued as a result of the Share Exchange shall bear a prominent legend to such effect.

1.14         Company Shareholder Matters.

(a)          By its execution of this Agreement, each Company Shareholder, in its capacity as a shareholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger, Share Exchange and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of the Company Shareholders for purposes of the IBCA (“Written Consent”).

(b)          Each Company Shareholder, for itself only, represents and warrants as follows: (i) all Surviving Pubco Ordinary Shares to be acquired by such Company Shareholder pursuant to this Agreement will be acquired for its account and not with a view towards distribution thereof; (ii) it understands that it must bear the economic risk of the investment in Surviving Pubco Ordinary Shares, which cannot be sold by it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) it has had both the opportunity to ask questions and receive answers from the officers and directors of Sino and Holdco and all persons acting on Sino’s and Holdco’s behalf concerning the business and operations of Sino and Holdco and to obtain any additional information to the extent Sino or Holdco possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; (iv) it has had access to the Sino SEC Reports filed prior to the date of this Agreement, (v) it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Sino; and (vi) it understands that the certificates representing Surviving Pubco Ordinary Shares to be received by it may bear legends to the effect that Surviving Pubco Ordinary Shares may not be transferred except upon compliance with (1) the registration requirements of the Securities Act (or an exemption therefrom) and (2) the provisions of this Agreement. Each Company Shareholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section 1.15(b).

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(c)          Each Company Shareholder, for itself, represents and warrants that the execution and delivery of this Agreement by such Company Shareholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.1) on such Company Shareholder or the Company or, after the Closing, Surviving Pubco, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(d)          Each Company Shareholder for itself represents that (i) it is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D of the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3); and (ii) it owns the Company Ordinary Shares listed on Schedule 2.3(a) as being owned by it free and clear of all Liens and has not granted to any other Person any options or other rights to buy such securities, nor has it granted any interest in such securities to any Person of any nature.

1.15         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transactions, the then current officers and directors of Sino or Surviving Pubco (as the case may be) and the Company Shareholders shall take all such lawful and necessary action.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Sino and Holdco as follows:

2.1         Organization and Qualification.

(a)          The Company is an international business company duly formed, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite Company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and proposed to be conducted.

(b)          The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the memorandum and articles of association or certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Sino or Sino’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

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(c)          The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(d)          Except as set forth on Schedule 2.1, the minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s formation. Copies of such Corporate Records of the Company have been made available to Sino or Sino’s counsel.

(e)          Except as set forth on Schedule 2.1, the share capital transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the share capital and other securities of the Company since the time of the Company’s formation. Copies of such records of the Company have been made available to Sino or Sino’s counsel.

2.2         Subsidiaries.

(a)          The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2 hereto (the “Subsidiaries”). Except as set forth in Schedule 2.2 hereto, the Company owns, directly or indirectly, all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)          Each Subsidiary is duly organized and formed, validly existing and in good standing under the laws of its jurisdiction of formation or organization (as listed in Schedule 2.2) and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Sino or Sino’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

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(c)          Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d)          Except as set forth on Schedule 2.2, the minute books of each Subsidiary contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Sino or Sino’s counsel.

2.3         Capitalization.

(a)          The authorized capital of the Company consists of 35,000,000 Company Ordinary Shares, of which 30,000,100 Company Ordinary Shares are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Other than Company Ordinary Shares, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the shareholders of the Company, the number of Company Ordinary Shares owned, or to be owned at the time of the Closing, by each shareholder and each shareholder’s primarily residential address. All outstanding Company Ordinary Shares have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other Applicable Laws and regulations, and (y) all requirements set forth in any applicable Material Company Contracts.

(b)          There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any share capital, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

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(c)          Except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d)          Except as set forth in Schedule 2.3(d) hereto, no outstanding Company Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e)          The authorized and outstanding share capital or membership interests of each Subsidiary are set forth in Schedule 2.3(e) hereto. Except as set forth in Schedule 2.3(e) hereto, the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

(f)          Except as provided for in this Agreement or as set forth in Schedule 2.3(f), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise will be triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.4         Authority Relative to this Agreement. The Company has all necessary company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of the Company (including the approval by its board of directors, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI, and the approval of shareholders by the Written Consent) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The action by Written Consent of the Company Shareholders of the Company to approve and adopt this Agreement and the transactions contemplated hereby is the only consent or approval by, or vote of, the holders of any class or series of share capital of the Company necessary for the Company to adopt this Agreement and the transactions contemplated hereby.

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2.5         No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b)          The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any Approval from, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the Approvals described in Schedule 2.5 hereto, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or, after the Closing, Sino or Surviving Pubco, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6         Compliance. Except as disclosed in Schedule 2.6 hereto, since its inception, the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6 hereto, since its inception no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no Knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.7         Financial Statements.

(a)          The Company has provided to Sino a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended June 30, 2014 and June 30, 2013 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

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(b)          The Company has provided to Sino a correct and complete copy of the unaudited consolidated financial statements of the Company for the six-month period ended December 31, 2014 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and do not include all footnotes.

(c)          Except as set forth in Schedule 2.7 hereto, the books of account, minute books, share certificate books and share transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d)         Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which to the Company’s knowledge do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company. No financial statements other than those of the Company and its Subsidiaries are required by U.S. GAAP to be included in the consolidated financial statements of Sino.

(e)          Neither the Company nor any of its Subsidiaries or any of the Company Shareholders, or any director or officer of the Company, any of its Subsidiaries or any of the Company Shareholders, or to the Knowledge of the Company or any Company Shareholder, any auditor or accountant of the Company, any of its Subsidiaries or any of the Company Shareholders has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company, any of its Subsidiaries or any of the Company Shareholders has engaged in questionable accounting or auditing practices.

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2.8         No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in, reserved against or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

2.9         Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto, between January 1, 2015 and the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (ix) any circumstance, action or activity which, if taken by the Company and its Subsidiaries after the date hereof, would require the consent of Sino under Section 4.1.

2.10         Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions, litigations, arbitrations, hearings, inquiries, audits, examinations, investigations or proceedings pending or, to the Knowledge of the Company or any Company Shareholder, threatened against the Company, any of its Subsidiaries or any of the Company Shareholders or any of their respective officers or directors in such capacity. None of the Company, any Subsidiary or any Company Shareholder or to their Knowledge, any of officers or directors of the Company, any Subsidiary or any Company Shareholder in such capacity, is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity.

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2.11         Employee Benefit Plans.

(a)          Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all Applicable Law, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company or any of its Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. To the Knowledge of the Company, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.

(b)          Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12         Labor Matters.

(a)          Except as set forth on Schedule 2.12, the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company and its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract.

(b)          Except as provided for in the collective bargaining agreements and labor union contracts set forth on Schedule 2.12, (i) each employee and consultant of the Company and its Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in an employment agreement, but in any event not more than ninety (90) days, and (ii) there are no agreements or understandings between the Company and its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. To the Knowledge of the Company none of its officers or key employees intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and any of its Subsidiaries are in compliance in all material respects and, to the Knowledge of the Company, each of the Company’s and its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or its Subsidiaries and such individuals. Except as otherwise disclosed in Schedule 2.12, there are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any employees or consultants of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries that have been made available to Sino.

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(c)          The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Unaudited Financial Statements and to the Knowledge of the Company there are no circumstances that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment. Except as set forth in Schedule 2.12, there are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d)          No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13         Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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2.14         Title to Property.

(a)          All real property owned by the Company and its Subsidiaries is listed on Schedule 2.14(a) hereto. The Company and its Subsidiaries have good, valid and marketable fee simple title to the real property respectively owned by each such entity, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Permitted Liens. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(b)          Schedule 2.14(b) hereto contains a list of all leases of real property held by the Company and its Subsidiaries. All leases pursuant to which the Company and/or its Subsidiaries lease from others material real property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default).

(c)          The Company and its Subsidiaries are in possession of, or have valid and effective rights to, all material properties, assets and rights (including Intellectual Property) required, in all material respects for the effective conduct of its business, as it is currently operated, in the ordinary course, free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements, Permitted Liens or in Schedule 2.14(c) hereto.

2.15         Taxes. Except as set forth in Schedule 2.15 hereto:

(a)          The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Tax Returns.

(b)          All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)          The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

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(d)          No audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(e)          No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(f)          The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(g)          Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise.

2.16         Environmental Matters.

(a)          Except as disclosed in Schedule 2.16(a) hereto: (i) the Company and/or its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently operated or being constructed by the Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures), including properties owned or leased by third parties upon which the Company and/or its Subsidiaries have performed or are performing services or other operations, are not contaminated with any Hazardous Substances as a result of the actions or omissions of the Company and its Subsidiaries; (iii) the properties formerly owned, operated or constructed by the Company and/or its Subsidiaries, including properties owned or leased by third parties upon which the Company and/or its Subsidiaries performed services or other operations, were not contaminated with Hazardous Substances by the Company and/or its Subsidiaries during the period of ownership, operation or construction by the Company or its Subsidiaries or, to the Company’s Knowledge, during any prior period; (iv) the Company and/or its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) neither the Company nor its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vi) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

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(b)          Schedule 2.16(b) sets forth all environmental studies and investigations completed within the last five (5) years or in process with respect to the Company and/or its Subsidiaries or their respective properties, assets or operation. All such written reports and material documentation relating to any such study or investigation have been made available to Sino.

2.17         Intellectual Property.

(a)          Schedule 2.17 hereto contains a description of all material Registered Intellectual Property of the Company and its Subsidiaries.

(b)          Except as disclosed in Schedule 2.17 hereto, no Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c)          Except as disclosed in Schedule 2.17 hereto, the Company and its Subsidiaries own and have good and exclusive title to each material item of Company Intellectual Property owned by them free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business and Permitted Liens); and the Company and its Subsidiaries are the exclusive owners of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company and its Subsidiaries including the sale of any products or the provision of any services by the Company and its Subsidiaries.

(d)          The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in any material respect and the Company and its Subsidiaries have not received any claims or to the Knowledge of the Company, threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

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2.18         Agreements, Contracts and Commitments.

(a)          Schedule 2.18 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, and other similar understandings, commitments and obligations (including outstanding offers and proposals) of any kind to which the Company or any of its Subsidiaries is a party or by or to which any of the material properties or assets of the Company or any of its Subsidiaries may be bound, subject or affected (including notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the Securities and Exchange Commission (“SEC”) if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $2,000,000 in the aggregate or (C) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $2,000,000, (y) each Company Contract that otherwise is or could reasonably be material to the businesses, operations, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i)           any Contract for or relating to any borrowing of money by or from the Company or any of its Subsidiaries and by or to any officer, director, employee or shareholder of the Company or any of its Subsidiaries (“Insider”);

(ii)          any Contract for or relating to any borrowing of money from an Insider by the Company;

(iii)        any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding same made in the ordinary course of the Company’s business;

(iv)        any Contract of employment or management;

(v)         any Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(vi)        any Contract providing for the obligation to register any share capital or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(vii)       any Contract providing for the obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or shares of other Persons;

(viii)       any collective bargaining agreement with any labor union;

(ix)         any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or personal property where the annual lease payments are greater than $1,000,000, other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business;

(x)          any Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

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(xi)         any Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party.

(b)          Each Material Company Contract was entered into in the ordinary course, is in full force and effect and, to the Company’s Knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been made available to Sino or Sino’s counsel.

(c)          Except as set forth in Schedule 2.18, neither the Company nor, to the best of the Company’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.19         Insurance. Schedule 2.19 sets forth the Company’s and its Subsidiaries’ insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Company Contracts.

2.20         Governmental Actions/Filings. The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company and its Subsidiaries except for any thereof that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and will be renewed in the ordinary course of the Company’s business and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole.

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2.21         Affiliate Transactions. Except as set forth in Schedule 2.21 hereto, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees or (iv) with respect to any Person’s ownership of membership interests, share capital or other securities of the Company or any of its Subsidiaries or such Person’s employment with the Company or any of its Subsidiaries, there are no Contracts under which there are any material existing or future liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any present or former Insider of either the Company or any of its Subsidiaries or a member of his or her immediate family (each a “Company Affiliate Transaction”).

2.22         No Illegal or Improper Transactions. Since January 1, 2010, neither the Company nor any of its Subsidiaries nor any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of Applicable Law. To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law by the Company or its Subsidiaries.

2.23         Brokers. Except as set forth in Schedule 2.23, neither any Company nor the Company Shareholders has incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Except as disclosed in Schedule 2.23 hereto, no ordinary shares, options, warrants or other securities of the Company are payable to any third party by the as a result of the Transactions.

2.24         Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the transactions contemplated hereby, and (ii) determined that the Transactions are in the best interests of the shareholders of the Company.

2.25         Stockholder Approval. The Company Ordinary Shares owned by the Company Stockholders constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Transactions by the stockholders of the Company in accordance with Applicable Law.

2.26         Representations and Warranties Complete. Except for the representations and warranties contained in Article III, the Company acknowledges that neither Sino nor any other Person on behalf of Sino or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Sino or with respect to any other information provided to the Company and Sino disclaims any such representation or warranty. Neither Sino nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or its use of, any such information.

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2.27         Survival of Representations and Warranties. The representations and warranties of the Company and its Subsidiaries set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SINO AND HOLDCO

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Sino Disclosure Schedule”), Sino and Holdco jointly and severally represent and warrant to the Company as follows:

3.1         Organization and Qualification.

(a)          Sino is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Sino to be conducted. Sino is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Sino to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sino. Complete and correct copies of the Charter Documents of Sino, as amended and currently in effect, have been heretofore delivered to the Company or the Company’s counsel. Sino is not in violation of any of the provisions of Sino’s Charter Documents.

(b)          Sino is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sino.

3.2         Subsidiaries and Other Interests.

(a)          Sino has no subsidiaries, except for Holdco. Except for Holdco, Sino does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Sino has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

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(b)          Except for Holdco, Sino does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

(c)           Holdco is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Holdco to be conducted. Holdco is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Holdco to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdco. Complete and correct copies of the Charter Documents of the Holdco, as amended and currently in effect, have been heretofore delivered to the Company or the Company’s counsel. Holdco is not in violation of any of the provisions of its Charter Documents.

(d)          Holdco is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdco. Each jurisdiction in which each the Holdco is so qualified or licensed is listed in Schedule 3.2.

(e)          Holdco has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Holdco does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement

3.3         Capitalization.

(a)          As of the date of this Agreement, the authorized share capital of Sino consists of 25,000,000 Sino Common Stock and 1,000,000 preferred shares, par value $0.0001 per share (“Sino Preferred Shares”), of which 5,310,125 Sino Common Stock and no Sino Preferred Shares are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Sino or any agreement to which Sino is a party or by which it is bound, and free of any Liens other than Permitted Liens or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Sino has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of Sino on any matter.

(b)          Except for the Sino Rights and as further described on Schedule 3.3(b), there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, share appreciation rights or similar derivative securities or instruments or commitments which obligate Sino to issue, transfer or sell any Sino Common Stock or Sino Preferred Shares or make any payments in lieu thereof. Other than as set forth in Schedule 3.3(b), there are no agreements or understandings to which Sino is a party with respect to the voting of any Sino Common Stock or Sino Preferred Shares or which restrict the transfer of any such shares, nor does Sino have Knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Other than as set forth in Schedule 3.3(b), there are no outstanding contractual obligations of Sino to repurchase, redeem or otherwise acquire any Sino Common Stock or any other securities of Sino. Other than with respect to the Sino Rights and as set forth in Schedule 3.3(b), no Sino Common Stock or Sino Preferred Shares are reserved for issuance upon the exercise of outstanding options to purchase Sino Common Stock or Sino Preferred Shares granted to employees of Sino or other parties (“Sino Options”) and there are no outstanding Sino Options. Other than as set forth in Schedule 3.3(b), no Sino Common Stock or Sino Preferred Shares are reserved for issuance upon the conversion of the Sino Preferred Shares or any outstanding convertible notes, debentures or securities (“Sino Convertible”). All Sino Common Stock and Sino Preferred Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Sino Common Stock has been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Sino Contracts.

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(c)          The Surviving Pubco Ordinary Shares to be issued in connection with each of the Merger and the Share Exchange, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Surviving Pubco will be fully paid and nonassessable.

(d)          The authorized share capital of Holdco is 100,000,000 ordinary shares, par value $0.0001 per share, of which one ordinary share is issued and outstanding, and 1,000,000 preferred shares, par value $0.0001, per share, of which none are outstanding. Immediately prior to consummation of the Transactions, Sino owns all of the issued and outstanding equity securities of Holdco, free and clear of all Liens.

(e)          Except as set forth in Schedule 3.3(e), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Sino is a party or by which Sino is bound with respect to any security of any class of Sino.

(f)          Except as provided for in this Agreement, including Section 3.3(b), above, or as set forth in Schedule 3.3(f), as a result of the consummation of the Transactions contemplated hereby, no share capital, warrants, options or other securities of Sino or Holdco are issuable and no rights in connection with any shares, warrants, options or other securities of Sino or Holdco accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4         Authority Relative to this Agreement. Each of Sino and Holdco has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Sino or Holdco has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Sino’s and Holdco’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sino and Holdco and the consummation by Sino and Holdco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Sino and Holdco (including the approval by their respective board of directors), and no other corporate proceedings on the part of Sino or Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Sino Shareholder Approval. This Agreement has been duly and validly executed and delivered by Sino and Holdco and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Sino and Holdco, enforceable against Sino and Holdco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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3.5         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Sino and Holdco does not, and the performance of this Agreement by Sino and Holdco shall not: (i) conflict with or violate Sino’s or Holdco’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Sino’s or Holdco’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Sino pursuant to, any Sino Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Sino.

(b)          The execution and delivery of this Agreement by Sino and Holdco does not, and the performance of it hereunder will not, require any Approval of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Sino or Holdco is qualified to do business, (ii) the qualification of Sino or Holdco as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iii) where the failure to obtain such Approval, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sino, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6         Compliance. Each of Sino and Holdco has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Sino. The business and activities of Sino and Holdco have not been and are not being conducted in violation of any Legal Requirements. Neither Sino nor Holdco is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Sino or Holdco.

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3.7         SEC Filings; Financial Statements.

(a)          Sino has made available to the Company a correct and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other statements or documents (including any exhibits thereto) filed by Sino and its subsidiaries with the SEC , together with any amendments, restatements or supplements thereto (the “Sino SEC Reports”), which are all the forms, reports, schedules, statements and documents required to be filed by Sino or its subsidiaries under the Exchange Act or the Securities Act prior to the date of this Agreement. All Sino SEC Reports required to be filed by Sino under the Exchange Act or the Securities Act prior to the date of this Agreement were filed in a timely manner. As of their respective dates or, if amended, as of the date of the last such amendment, the Sino SEC Reports (including any financial statements or schedules included therein): (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Sino SEC Reports, and (ii) did not at the time they were filed or subsequently amended contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Sino makes no representation or warranty whatsoever concerning any Sino SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 or 15d-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) relating to the Sino SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects. Sino has also made available to the Company and its shareholders a correct and complete copy of all such certifications and statements and any correspondence from or to the SEC or the NASDAQ Stock Market, Inc. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Sino SEC Reports, including each Additional Sino SEC Report, was prepared or will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations thereunder, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Sino at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Sino taken as a whole. No financial statements other than those of Sino and its subsidiaries are required by U.S. GAAP to be included in the consolidated financial statements of Sino.

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(c)          Sino maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Sino is made known on a timely basis to the individuals responsible for the preparation of Sino’s filings with the SEC and other public disclosure documents.

(d)          To the Knowledge of Sino, Sino’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act of 2002 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002); (ii) “independent” with respect to Sino within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of Sino, each director and officer of Sino has filed with the SEC on a timely basis all statements required with respect to Sino by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(e)          Neither Sino nor any of its subsidiaries, or any director or officer of Sino or any of its subsidiaries, or to the Knowledge of Sino, any auditor or accountant of Sino or any of its subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Sino or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Sino or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(f)          None of Sino’s subsidiaries have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8         No Undisclosed Liabilities. Neither Sino nor Holdco has any liabilities of any nature, except for (i) liabilities incurred in connection with the transactions contemplated by this Agreement and (ii) liabilities that would not reasonably be expected to have a material impact on Sino or Holdco. Neither Sino nor Holdco is or has been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

3.9         Absence of Certain Changes or Events. Except as set forth in Schedule 3.9 hereto, since the date of Sino’s incorporation: (i) there has not been any Material Adverse Effect on Sino or Holdco, (ii) each of Sino and Holdco has conducted its business only in the ordinary course of business consistent with past practice or (iii) there has not been any circumstance, action or activity which, if taken by Sino or Holdco after the date hereof, would require the consent of the Company under Section 4.1.

3.10         Litigation. There are no claims, suits, actions, litigations, arbitrations, hearings, inquiries, audits, examinations, investigations or proceedings pending or, to Sino’s Knowledge, threatened against Sino or Holdco or any of their respective officers or directors in such capacity. None of Sino, Holdco or, to Sino’s Knowledge, any of their respective officers or directors in such capacity, is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity.

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3.11         Employee Benefit Plans. Sino does not maintain, and has no liability under, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Sino or Holdco or any of their respective subsidiaries, with respect to which the Sino or Holdco has liability, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Sino or Holdco, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12         Labor Matters. Other than the current and former officers of Sino and Holdco set forth on Schedule 3.12 hereto, neither Sino nor Holdco has ever had any employees. Neither Sino nor Holdco is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Sino or Holdco and neither Sino nor Holdco knows of any activities or proceedings of any labor union to organize any such employees. Except as set forth on Schedule 3.12 hereto, neither Sino nor Holdco has any unsatisfied liability with respect to any employee.

3.13         Business Activities. Since its organization, neither Sino nor Holdco has conducted any business activities or material transactions other than activities or transactions directed toward the accomplishment of a business combination. Except as set forth in the Sino Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Sino or Holdco or to which Sino or Holdco is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Sino or Holdco, any acquisition of property by Sino or Holdco or the conduct of business by Sino or Holdco as currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Sino or Holdco.

3.14         Title to Property. Except as set forth on Schedule 3.14 hereto, neither Sino nor Holdco owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Sino or Holdco has a right or obligation to acquire or lease any interest in real property or personal property.

3.15         Taxes. Except as set forth in Schedule 3.15 hereto:

(a)          Each of Sino and Holdco has timely filed all Tax Returns required to be filed by Sino and Holdco with any Tax authority prior to the date hereof. All such Tax Returns are true, correct and complete in all material respects. Each of Sino and Holdco has paid or accrued for in Sino’s or Holdco’s books and records of account all Taxes shown to be due on such Tax Returns.

(b)          All Taxes that Sino or Holdco is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

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(c)          Neither Sino nor Holdco has been delinquent in the payment of any material Tax that has not been accrued for in Sino’s or Holdco’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Sino or Holdco, nor has Sino or Holdco executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)          No audit or other examination of any Tax Return of Sino or Holdco by any Tax authority is presently in progress, nor has Sino or Holdco been notified of any request for such an audit or other examination.

(e)          No adjustment relating to any Tax Returns filed by Sino or Holdco has been proposed in writing, formally or informally, by any Tax authority to Sino, Holdco or any representative thereof.

(f)          Neither Sino nor Holdco has any liability for any unpaid Taxes which have not been accrued for or reserved on Sino’s or Holdco’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Sino or Holdco in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Sino or Holdco.

(g)          Neither Sino nor Holdco is a party to or bound by any Tax allocation or sharing agreement. Neither Sino nor Holdco (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Sino) or (B) has any liability for the Taxes of any Person (other than Sino or Holdco) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise.

3.16         Environmental Matters. Each of Sino and Holdco has complied with all applicable Environmental Laws; (ii) neither Sino nor Holdco is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither Sino nor Holdco has been associated with any release or threat of release of any Hazardous Substance; (iv) neither Sino nor Holdco has received any notice, demand, letter, claim or request for information alleging that Sino or Holdco may be in violation of or liable under any Environmental Law; and (v) neither Sino nor Holdco is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17         Brokers. Except as set forth in Schedule 3.17, neither Sino nor Holdco has incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Except as disclosed in Schedule 3.17 hereto, no ordinary shares, options, warrants or other securities of Sino or Holdco are payable to any third party by Sino or Holdco as a result of the Transaction.

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3.18         Intellectual Property. Neither Sino nor Holdco owns, licenses or otherwise has any right, title or interest in any Intellectual Property.

3.19         Agreements, Contracts and Commitments.

(a)          Except as set forth in Schedule 3.19 hereto, other than confidentiality and non-disclosure agreements to which Sino is a party that were entered into in the ordinary course of its business, there are no Contracts to which either Sino or Holdco is a party (“Sino Contracts”).

(b)          Each Sino Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Sino Contracts (or written summaries in the case of oral Sino Contracts) have been made available to the Company or the Company’s counsel.

(c)          Neither Sino nor Holdco, nor, to the Knowledge of Sino, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Sino Contract, and no party to any Sino Contract has given any written notice of any claim of any such breach, default or event.

3.20         Insurance. Except for directors’ and officers’ liability insurance, neither Sino nor Holdco maintains any Insurance Policies.

3.21         Affiliate Transactions. Except as set forth in Schedule 3.21 hereto, other than (i) reimbursement for reasonable expenses incurred on behalf of Sino or Holdco or (ii) with respect to any Person’s ownership of common stock, share capital, membership interests or other securities of Sino, there are no Contracts under which there are any existing or future liabilities or obligations between Sino or Holdco, on the one hand, and, on the other hand, any present or former Insider of either Sino or Holdco or a member of his or her immediate family (each a “Sino Affiliate Transaction”).

3.22         Indebtedness. Except as set forth in the Sino SEC Reports filed prior to the date of this Agreement, Sino has no indebtedness for borrowed money.

3.23         Listing of Securities. Sino Common Stock and Sino Rights are listed for trading on the Nasdaq Capital Market (“Nasdaq”). There is no action or proceeding pending or, to Sino's Knowledge, threatened against Sino by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Sino Common Stock or Sin Rights on Nasdaq.

3.24         Board Approval. The board of directors of each of Sino and Holdco (including any required committee or subgroup thereof) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Transactions are in the best interests of the shareholders of Sino and Holdco, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund.

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3.25         Trust Fund. As of the date hereof, Sino has no less than $40,800,000 invested in United States treasuries, notes and bonds having a maturity of 180 days or less (which investments meet certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended) in a trust account established for the benefit of the public stockholders of Sino and administered by Continental (the “Trust Fund”). The funds held in the Trust Fund are held in trust pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Sino SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of Sino holding shares of Sino Common Stock sold in Sino’s initial public offering who shall have elected to redeem their shares of Sino Common Stock pursuant to the certificate of incorporation of Sino and those Persons to be paid on or after the Closing in connection with the Trust Fund Deductions) to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Fund and (y) to pay for working capital requirements from interest income earned on the Trust Fund. Upon consummation of the transactions contemplated by this Agreement and notice thereof to Continental, Continental shall thereupon be obligated to release as promptly as practicable all funds held in the Trust Fund to the shareholders of Sino who elect to have their shares converted to cash in accordance with the provisions of Sino’s Charter Documents, to the Company Shareholders as payment of the Cash Consideration pursuant to Section 1.7(a)(i) and to the Surviving Pubco to pay any Trust Fund Deductions, at which point the Trust Fund shall terminate. As of the Effective Time, those obligations of Sino to dissolve or liquidate within a specified time period as contained in Sino’s certificate of incorporation will be terminated and Sino shall have no obligation whatsoever to dissolve and liquidate the assets of Sino by reason of the consummation of the transactions contemplated by this Agreement, and no stockholder of Sino shall be entitled to receive any amount from the Trust Fund or the Surviving Pubco except, with respect to the Trust Fund only, to the extent such stockholder has exercised its right to cause Sino to redeem such stockholder’s shares of Sino Common Stock for cash pursuant to Sino’s certificate of incorporation, or such stockholder is otherwise entitled to receive repayment of loans or reimbursement of expenses as part of the Trust Fund Deductions.

3.26         Governmental Filings. Except as set forth in Schedule 3.26, each of Sino and Holdco has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Sino and Holdco of its business (as presently conducted) or used or held for use by Sino and Holdco, and true, complete and correct copies of which have heretofore been delivered to the Company. No event has occurred or is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Sino or Holdco.

3.27         Investment Company Act. Sino is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

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3.28         Sino Vote Required. The vote of such holders of shares of Sino Common Stock as set forth in the Registration Statement is required to approve the Transactions (collectively, the “Required Sino Vote”). Other than the Required Sino Vote, there are no other votes of the holders of Sino Common Stock or of any other class or series of the capital stock of Sino necessary with respect to such matters.

3.29         Representations and Warranties Complete. Except for the representations and warranties contained in Article II, each of Sino and Holdco acknowledges that neither the Company nor any other Person on behalf of the Company or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company (or any of its Subsidiaries) or with respect to any other information provided to Sino and the Company disclaims any such representation or warranty. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Sino or any other Person resulting from the distribution to Sino, or its use of, any such information.

3.30         Survival of Representations and Warranties. The representations and warranties of Sino and Holdco set forth in this Agreement shall survive until the Closing.

ARTICLE IV.

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1         Conduct of Business. Except as set forth in Schedule 4.1 hereto, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Sino and Holdco, on the one hand, and the Company and its Subsidiaries, on the other hand, shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization and (ii) preserve its relationships with material customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Sino and Holdco shall not do any of the following:

(a)          Waive any share repurchase rights, accelerate, amend or change the period of exercisability of options or restricted share capital, reprice options granted under any employee, consultant, director or other share plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)          With respect to the Company and its Subsidiaries only, materially increase the compensation or benefits payable to, or to become payable to, any officer or employee, or pay any material amounts or benefits (including severance) to, or materially increase the salaries or wage rates or fringe benefits payable to, its directors, officers, employees or consultants, in each case except (i) to the extent required by any Plan existing on the date hereof, (ii) in the ordinary course of business consistent with past practice or (iii) pursuant to written agreements or policies existing on the date hereof;

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(c)          With respect to Sino and Holdco only, increase in any manner the compensation or benefits payable or to become payable to any of its current or former officers, directors, employees, consultants or independence contractors or hire any new employee, consultant or independent contractor whose compensation is in excess of $250,000 per annum or pay any severance or termination pay to any officer, director, employee, consultant or independence contractor;

(d)          With respect to the Company and its Subsidiaries only, grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(e)          Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property, or enter into grants to transfer or license to any Person material future patent rights, other than in the ordinary course of business consistent with past practices;

(f)          Declare, set aside or pay any dividend on or make any other distribution (whether in cash, share capital, equity securities or property) or payment with respect to any share capital or split, combine, divide, subdivide, reclassify any share capital or issue or authorize the issuance of any other securities with respect to, in lieu of or in substitution for any share capital, other than with respect to such items declared, set aside or paid or made by Subsidiaries of the Company to other wholly-owned Subsidiaries of the Company or the Company;

(g)          Purchase, redeem or otherwise acquire, directly or indirectly, any share capital;

(h)          Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any share capital or any securities convertible into or exchangeable for share capital, or subscriptions, rights, warrants or options to acquire any share capital or any securities convertible into or exchangeable for share capital, or enter into other agreements obligating it to issue any such shares or convertible or exchangeable securities;

(i)           Amend or permit the adoption of any amendment to its Charter Documents or, with respect to Sino and Holdco only, to the Trust Agreement;

(j)           Create any subsidiary or acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or enter into any arrangements that provide for exclusivity of territory or otherwise restrict any ability to compete or to offer or sell any products or services;

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(k)          Adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(l)           Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except (A) sales of inventory, property, plant and equipment or other assets in the ordinary course of business consistent with past practice, and (B) the sale, lease, license or disposition of property or assets that are not material, individually or in the aggregate, to the business of the party;

(m)         Incur any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or enter into any “keep well” or other agreement to maintain any financial statement condition;

(n)          Waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or beneficiary;

(o)          Modify, amend or terminate any contract or agreement other than in an immaterial manner, or waive, delay the exercise of, release or assign any material rights or claims thereunder, including with respect to Sino and Holdco only, modify, amend, waive or terminate any of its rights (i) under any provision of any agreement evidencing any outstanding option or right to purchase equity securities of Sino or Holdco, (ii) under any provision of any restricted stock purchase agreement to which it is a party or (iii) with respect to any terms or benefits of the Sino Rights;

(p)          Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(q)          With respect to the Company and the Subsidiaries only, incur or enter into any agreement, contract or commitment (a) in the ordinary course of business consistent with past practice requiring it to pay in excess of $18,000,000 during any 12 month period or (b) outside of such ordinary course requiring it to pay in excess of $2,000,000 during any 12-month period;

(r)           With respect to Sino and Holdco only, initiate, compromise or settle any action, suit, claim or legal proceeding;

(s)          Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans;

(t)           With respect to the Company and its Subsidiaries only, make capital expenditures in excess of $2,000,000 in the aggregate;

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(u)          With respect to Sino and Holdco only, make or commit to make any capital expenditures;

(v)          Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect on it or its operations or business taken as a whole;

(w)         Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice;

(x)          Engage in any transactions with any Affiliate, except with respect to Sino only, as permitted by Section 5.16 of this Agreement and consummation of the Merger;

(y)          File, amend or change any material Tax election or change any Tax accounting method, amend any material Tax Return, settle or compromise any material dispute or claim concerning any material Tax liability, waive any statute of limitations in respect of Taxes, or agree to any extension of time with respect to a Tax assessment or deficiency;

(z)          Take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Entity to be obtained in connection with this Agreement;

(aa)        Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through Section 4.1(cc), above.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1         Proxy Statement/Prospectus; Special Meeting.

(a)          As promptly as practicable and in any event no later than 25 Business Days following the date of this Agreement, Sino, Holdco and the Company shall prepare and Sino shall file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to the shares of Surviving Pubco Stock to be issued in connection with the Merger and the Share Exchange (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Sino Common Stock to vote, at a meeting of the holders of Sino Common Stock to be called for such purpose (the “Special Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Transactions (“Sino Shareholder Approval”), (ii) the adoption of the amended and restated Memorandum and Articles of Association of Holdco as Surviving Pubco’s Memorandum and Articles of Association (“Charter Adoption”), (iii) the adoption of Surviving Pubco Plan (as defined in Section 5.20); (iv) the election to the board of directors of Surviving Pubco of the individuals identified in the Proxy Statement/Prospectus (as defined below); (v) any other proposals Sino and the Company deem necessary or desirable to effectuate the transactions contemplated herein, and (vi) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, Sino is not authorized to proceed with the Transactions. The Registration Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the Delaware General Corporation Law and NASDAQ rules. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of Sino Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing Surviving Pubco Ordinary Shares as contemplated hereby (the “Proxy Statement/Prospectus”). Each of Sino, Holdco and the Company shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus, including providing the Company with (i) updates with respect to the tabulated vote counts received by Sino, (ii) the right to demand postponement or adjournment of the Special Meeting if, based on the tabulated vote count, Sino will not receive the required approval of the Sino stockholders necessary to proceed with the Transactions, and (iii) the right to review and comment on all communications sent to or received from Sino stockholders, holders of Sino Rights and/or proxy solicitation firms.

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(b)          Sino, Holdco and the Company, with the assistance of their respective counsel, shall promptly respond to any SEC comments on such filings and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Sino, Holdco and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(c)          As soon as practicable following the SEC declaring the Registration Statement effective, but in any event no later than three (3) Business Days following such declaration, Sino and Holdco shall distribute the Proxy Statement/Prospectus to the holders of Sino Common Stock and Sino Rights as of the Sino Record Date and, as promptly as practicable thereafter and pursuant thereto, shall duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from the holders of Sino Common Stock to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the shareholders of Sino for approval or adoption at the Special Meeting, including the matters described in Section 5.1(a). Unless otherwise agreed in writing by the Company, Sino agrees that its obligations to hold the Special Meeting pursuant to this Section 5.1(a) shall exist irrespective of whether the board of directors of Sino believes Sino’s stockholders will vote to approve this Agreement and the Transactions and shall not be affected by the commencement, public proposal, public disclosure or communication to Sino of any alternative transaction and nothing contained herein shall be deemed to relieve Sino of such obligation. Neither the board of directors of Sino nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the board of directors of Sino’s recommendation in favor of this Agreement and the Transactions, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction Proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Sino to execute or enter into, any agreement related to an Alternative Transaction Proposal, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Sino to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Alternative Transaction Proposal, (vi) fail to re-affirm the aforementioned board recommendation at the written request of the Company within five (5) Business Days or (vii) resolve or agree to do any of the foregoing. Sino shall set a record date (the “Sino Record Date”) for determining the Sino stockholders entitled to attend the Special Meeting.

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(d)          Sino, Holdco and the Company shall, and shall use reasonable best efforts to ensure that the Registration Statement and the Proxy Statement/Prospectus, comply with all applicable provisions of and rules under the Exchange Act and all provisions of the Applicable Law in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(e)          Sino, Holdco and the Company shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act and the Exchange Act and the rules and regulations thereunder. Sino and Holdco will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of both Sino and the Company, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Effective Time, any information relating to Sino, Holdco or the Company, or any of their respective Affiliates, officers or directors should be discovered by Sino, Holdco or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Sino, Holdco and the Company.

(f)          Sino, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Sino Common Stock vote in favor of the adoption of this Agreement and the approval of the Transactions, and shall otherwise use best efforts to obtain the Sino Stockholder Approval.

5.2         Other Actions.

(a)          As promptly as practicable after execution of this Agreement, Sino will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Sino and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

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(b)          At least five (5) days prior to Closing, Sino shall prepare together with Company a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Sino and the Company shall prepare a mutually agreeable press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Surviving Pubco shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Surviving Pubco shall file the Closing Form 8-K with the SEC.

(c)          Sino shall file all such forms, reports, schedules, statements and other documents required to be filed by Sino or its subsidiaries with the SEC or under the Exchange Act or the Securities Act subsequent to the date of this Agreement through the Closing Date, together with any amendments, restatements or supplements thereto (the “Additional Sino SEC Reports”) and such Additional Sino SEC Reports (including any financial statements or schedules included therein) shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Additional Sino SEC Reports. The Additional Sino SEC Reports (including any financial statements or schedules included therein) will not, at the time they are filed or subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 5.2, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.3         Required Information.

(a)          In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice, release or application required to be made by or on behalf of Sino and/or the Company to any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Sino each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, shareholders and Affiliates and such other matters as may be reasonably necessary or advisable in connection with the Transactions and the preparation of such document. Each party represents and warrants to the others that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

(b)          At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Sino or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, provided that a party may file, issue or otherwise submit a Reviewable Document without the consent of the other party if it is advised by counsel in writing that such Reviewable Document must be filed, issued or submitted in the form objected to by the other party so that the filing, issuing or submitting party is in compliance with Applicable Law.

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(c)          Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party (unless the reviewing party subsequently notifies the other party of its objection to the use of such comments or text in Reviewable Documents or other documents).

(d)          Prior to the Effective Time (i) Sino and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Sino and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. All correspondence and communications to the SEC made by Sino or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.3.

5.4         Confidentiality; Access to Information.

(a)          Confidentiality. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to by the other party. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Transactions contemplated hereby.

(b)          Access to Information.

(i)           The Company will afford Sino and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Sino may reasonably request. No information or knowledge obtained by Sino in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

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(ii)          Sino will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Sino and Holdco during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Sino and Holdco, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.5         Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied (but specifically excluding the waiver or compromise of any condition to such party’s obligations under Article VI), (ii) the obtaining of all necessary Approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Approvals from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) providing suitably knowledgeable directors, officers, employees and other Persons to attend “road shows” that are to be presented to Sino’s security holders, (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Sino and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions, this Agreement or any other transaction contemplated by this Agreement, use its commercially reasonable efforts to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Sino or the Company to agree to any divestiture by itself or any of its Affiliates of capital shares or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and shares.

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5.6         Treatment as a Reorganization. None of Sino, Holdco, the Company or the Company Shareholders shall take any action prior to or following the Transactions that could reasonably be expected to cause either of the Transactions to fail to qualify as a “reorganization” within the meaning of Section 368(a)(i)(A) of the Code and the regulations thereunder.

5.7         No Sino Common Stock Transactions. Neither the Company nor its Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Sino prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to require each of its officers, directors, employees and agents to comply with the foregoing requirement.

5.8         No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and each Company Shareholder acknowledges that it has read Sino’s final prospectus dated August 26, 2014 and understands that Sino has established the Trust Fund for the benefit of Sino’s public shareholders and that Sino may disburse monies from the Trust Fund only (a) to Sino’s public shareholders in the event they elect to convert their shares into cash in accordance with Sino’s Charter Documents and/or the liquidation of Sino, (b) to Sino after, or concurrently with, the consummation of a business combination, and (c) to Sino in limited amounts for its working capital requirements and tax obligations. The Company and each Company Shareholder further acknowledge that if the transactions contemplated by this Agreement are not consummated by September 2, 2016, Sino will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its Subsidiaries, directors, officers, employees, shareholders and Affiliates, and each Company Shareholder, hereby waives all rights, title, interest or claim of any kind against Sino to collect from the Trust Fund any monies that may be owed to them by Sino for any reason whatsoever.

5.9         Disclosure of Certain Matters. Each of Sino, Holdco and the Company will provide the other parties with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus.

5.10         Nasdaq Listing. Sino and Holdco shall use reasonable best efforts to obtain the listing for trading on Nasdaq of the Surviving Pubco Ordinary Shares issued in the Transactions and to remain listed as a public company trading on Nasdaq, including using reasonable best efforts to take actions necessary to ensure that Surviving Pubco has at least 300 Round Lot Holders (as defined in the Nasdaq Listing Rules) as of the Closing.

5.11         Further Actions. Each of the parties shall use its commercially reasonable efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable the other to fulfill its obligations hereunder.

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5.12         No Solicitation. The Company will not, and will cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Sino and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction. Each of Sino and Holdco will not, and will cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) the Company will, and will cause its Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction and (ii) each of Sino and Holdco will, and will cause its respective Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction.

5.13         Liability Insurance.

(a)          From and after the Effective Time, Surviving Pubco agrees that it will (i) indemnify and hold harmless, to the extent Sino or Holdco is obligated to indemnify and hold harmless such Persons as of the date of this Agreement to the fullest extent permitted by Applicable Law (and Surviving Pubco shall also advance expenses as incurred to the extent Sino is obligated to advance such expenses as of the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and special advisor of Sino and Surviving Pubco (in each case, when acting in such capacity) (the “Surviving Pubco Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Transactions and (ii) include and cause to be maintained in effect in Surviving Pubco’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of directors and officers and the indemnification of the Indemnified Parties that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Charter Documents of Sino.

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(b)          Prior to the Effective Time, Sino shall cause Surviving Pubco as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as Sino’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance to the fullest extent permitted by Applicable Law (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Sino’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Surviving Pubco for any reason fails to obtain such “tail” insurance policies as of the Effective Time, Surviving Pubco shall continue to maintain in effect for a period of six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in Sino’s existing policies as of the date hereof, or Surviving Pubco shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in Sino’s existing policies as of the date hereof; provided, however, that in no event shall Surviving Pubco be required to expend for such policies premium amounts in excess of 250% of the premiums currently paid by Sino for such insurance; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, Surviving Pubco shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)          If Surviving Pubco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Surviving Pubco assume the obligations set forth in this Section 5.13.

(d)          The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Sino and Holdco for all periods ending on or before the Closing Date and may not be changed without the consent of the Committee.

(e)          The rights of the Indemnified Parties under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the Charter Documents of Sino, Holdco or Surviving Pubco, or under any applicable contracts or Applicable Law.

5.14         Insider Loans. At or prior to Closing, the Company shall (i) cause any loan by the Company to its shareholders to be repaid; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such shareholders to a third party to be terminated; and (iii) cause any of its shareholders to cease utilizing the name “Wins” unless otherwise authorized by the Company and consented to by Sino.

5.15         Certain Financial Information. Within twenty (20) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Sino unaudited consolidated financial statements of the Company and its Subsidiaries for such month, including a balance sheet, statement of operations, and statements of stockholders’ equity and cash flow, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and that fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations for the period indicated, except that such statements need not contain notes.

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5.16         Sino Borrowings. Through the Closing, Sino shall be allowed to borrow funds from its directors, officers, shareholders and/or their respective Affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Sino in due course on a non-interest bearing basis and repayable at Closing in cash, or convertible at Closing into Surviving Pubco Ordinary Shares in accordance with the terms of the promissory notes issued to evidence the borrowing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Sino’s directors, officers or shareholders.

5.17         Trust Fund Disbursement. Immediately upon the Closing, Sino shall cause the Trust Fund to be disbursed to the shareholders of Sino who elect to have their shares converted to cash in accordance with the provisions of Sino’s Charter Documents and to the Company Shareholders as payment of the Cash Consideration pursuant to Section 1.7(a)(i). After payment to the shareholders of Sino who elect to have their shares converted to cash in accordance with the provisions of Sino’s Charter Documents and payment of the Cash Consideration to the Company Shareholders pursuant to Section 1.7(a)(i), the balance of the Trust Fund shall be used to pay Trust Fund Deductions (as defined) with any remainder promptly distributed to the Surviving Pubco. “Trust Fund Deductions” shall mean all liabilities and obligations of Sino or Holdco due and owing or incurred at or prior to the Closing, including, but not limited to, (i) income tax or other tax obligations of Sino and Holdco prior to Closing, (ii) repayment of loans and reimbursement of expenses to directors, officers, shareholders of Sino and/or their respective Affiliates, (iii) obligations and liabilities to third parties (e.g., professionals, printers, etc.) who have rendered services to Sino or Holdco in connection with their operations and efforts to effect a business combination, including the Transactions and (iv) payment to the underwriter in Sino’s initial public offering as deferred underwriting discounts and commissions. The existing liabilities and obligations of Sino and Holdco at the Closing and the corresponding Trust Fund Deductions shall not exceed $5,000,000 in the aggregate.

5.18         Section 16 Matters. Prior to the Effective Time, Sino and Holdco shall take all reasonable steps as may be required or permitted to cause any dispositions of the Sino Shares and Sino Rights that are deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Surviving Pubco or Sino to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

5.19         Employment Agreements. At or prior to Closing, the persons listed on Schedule 5.19 hereto shall enter into employment agreements with Surviving Pubco and the Company having the general terms set forth on Schedule 5.19 hereto (collectively, the “Employment Agreements”).

5.20         Option Plan. Prior to Closing, Sino will adopt an equity incentive plan (“Surviving Pubco Plan”) for the benefit of employees of Surviving Pubco and the Company and their respective Subsidiaries mutually acceptable to Sino and the Company. The total number of Surviving Pubco Ordinary Shares reserved and available for issuance under the Surviving Pubco Plan shall be a number of share equal to ten (10%) percent of the total outstanding Surviving Pubco Ordinary Shares as of the Closing Date, after taking into account the Surviving Pubco Ordinary Shares issued in the Transactions and the conversion of any shares held by Sino’s public shareholders as provided in Sino’s Charter Documents.

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5.21         Amended and Restated Registration Rights Agreement. At the Closing, each of the Company Shareholders shall enter into, and Surviving Pubco shall, and shall cause Best Apex Limited, Lodestar Investment Holdings Corporation and True Precision Investments Limited to, enter into an amendment of the existing registration rights agreement between Sino and certain of its shareholders, dated as of August 26, 2014, to be negotiated in good faith between Surviving Pubco and the Company Shareholders (the “Amended and Restated Registration Rights Agreement”).

ARTICLE VI.

CONDITIONS TO THE TRANSACTION

6.1         Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened.

(b)          Sino Shareholder Approval. The Sino Shareholder Approval and Charter Adoption shall have been duly approved and adopted by the shareholders of Sino by the requisite vote under the laws of Delaware and the Sino Charter Documents.

(c)          Sino Common Stock. Not more than 3,080,100 shares of the Sino Common Stock outstanding immediately before the Closing shall have been elected by the holders thereof to be converted into a pro rata share of the Trust Fund in accordance with Sino’s Charter Documents.

(d)          No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Agreement.

(e)          Listing. Sino shall receive written confirmation from Nasdaq that Surviving Pubco meets all the requirements for listing on such exchange other than the requirement to have a sufficient number of round lot holders.

(f)          Net Tangible Assets. Sino shall have at least $5,000,001 of net tangible assets after giving effect to the payment to the shareholders of Sino who elect to have their shares converted to cash in accordance with the provisions of Sino’s Charter Documents and payment of the Trust Fund Deductions.

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6.2         Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Representations and Warranties. The representations and warranties contained in Article III of this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Sino and Holdco taken as a whole. The Company shall have received a certificate with respect to the foregoing signed on behalf of Sino and Holdco by an authorized officer of Sino and Holdco (“Sino Closing Certificate”).

(b)          Agreements and Covenants. Sino and Holdco shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Sino Closing Certificate shall include a provision to such effect.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Surviving Pubco Ordinary Shares to be issued by Surviving Pubco in connection with the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. Sino and Holdco shall have obtained all Approvals required to be obtained by Sino in connection with the consummation of the transactions contemplated hereby, other than Approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Sino or Holdco and the Sino Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to Sino or Holdco shall have occurred since the date of this Agreement and the Sino Closing Certificate shall include a provision to such effect.

(f)          SEC Compliance. Immediately prior to Closing, Sino shall be in compliance with the reporting requirements under the Exchange Act.

(g)          Resignations. The persons listed in Schedule 6.2(g) shall have resigned from all of their positions and offices with Sino and Holdco.

(h)          Opinions of Counsel. The Company shall have received from each of (a) Graubard Miller, counsel to Sino, and (b) Maples and Calder, Cayman Islands counsel to Sino and Holdco, opinions of counsel customary for transactions of the type contemplated hereby and in form and substance reasonably satisfactory to the Company.

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(i)           Secretary’s Certificate. At or prior to Closing, Sino shall have delivered to the Company a certificate of the Secretary of Sino certifying to (i) the incumbency and specimen signature of each officer of Sino and Holdco executing this Agreement and any other document executed on behalf of Sino or Holdco, (ii) the Charter Documents of Sino, (iii) the resolutions of the board of directors of Sino and Holdco approving and adopting this Agreement and the transactions contemplated hereby, in each case, which shall not have been modified, revoked or rescinded as of the Closing and (iv) the Sino Shareholder Approval, which shall not have been modified, revoked or rescinded as of the Closing.

(j)           Affiliated Transactions. Sino and Holdco shall cause all of the Contracts which are required to be set forth in Schedule 3.21 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, other than those documents set forth on Schedule 6.2(j).

(k)          Amended and Restated Registration Rights Agreement. Sino and Holdco shall have delivered copies of the Amended and Restated Registration Rights Agreement signed by Surviving Pubco, Best Apex Limited, Lodestar Investment Holdings Corporation and True Precision Investments Limited.

(l)           Employment Agreements. Each of the Employment Agreements between Surviving Pubco and Dr. Jianming Hao, Richard Xu and Peiling (Amy) He, respectively, shall have been executed by such employees and same shall have been delivered to Surviving Pubco for execution by Surviving Pubco.

6.3         Additional Conditions to the Obligations of Sino and Holdco. The obligations of Sino and Holdco to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Sino:

(a)          Representations and Warranties. The representations and warranties contained in Article II of this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Sino shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)          Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company Closing Certificate shall include a provision to such effect.

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(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Company to continue to own, operate or control any of the assets and operations of the Company following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect (other than with respect to this clause (iii), any action, suit or proceeding pending or threatened before any Governmental Entity against Sino).

(d)          Consents. The Company shall have obtained all Approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than Approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and the Company Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement.

(f)          Employment Agreements. The Employment Agreement between Surviving Pubco and Renhui Mu shall have been executed by such employee and same shall have been delivered to Surviving Pubco for execution by Surviving Pubco.

(g)          Opinions of Counsel. Sino and Holdco shall have received from each of (a) Maples and Calder, BVI counsel to the Company, and (b) Beijing Jingyu Law Firm, China counsel to the Company, opinions of counsel customary for transactions of the type contemplated hereby and in form and substance reasonably satisfactory to Sino.

(h)          Lock-Up Agreement. The Lock-Up Agreement in the form of Exhibit D shall be executed by the Company shareholders and delivered to Sino.

(i)           Secretary’s Certificate. At or prior to Closing, the Company shall have delivered to Sino and Holdco a certificate of the Secretary of the Company certifying to (i) the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document executed on behalf of the Company, (ii) the Charter Documents of the Company, (iii) the resolutions of the board of directors of the Company approving and adopting this Agreement and the transactions contemplated hereby, which shall not have been modified, revoked or rescinded as of the Closing and (iv) the Written Consent, which shall not have been modified, revoked or rescinded as of the Closing.

(j)           Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire Company Ordinary Shares or other securities of the Company.

(k)          Affiliated Transactions. The Company shall cause all of the Contracts which are required to be set forth in Schedule 2.21 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, other than those documents set forth on Schedule 6.3(k).

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(l)           Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding Indebtedness owed by Insiders to the Company shall have been repaid in full, including the Indebtedness described on Schedule 2.21 (if any); (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company.

(m)          Amended and Restated Registration Rights Agreement. The Company shall have delivered copies of the Amended and Restated Registration Rights Agreement executed by the Company Shareholders.

ARTICLE VII.

INDEMNIFICATION

7.1         Indemnification.

(a)          Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), from and after the Closing, Surviving Pubco and its representatives, successors and permitted assigns (the “Indemnitees”) shall be jointly and severally indemnified, defended and held harmless by the Company Shareholders in connection with the Transactions, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnitee by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement or any Schedule or certificate delivered by the Company to Sino or Holdco pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii)          the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii)          any actions or omissions of the Company or its Subsidiaries that occurred prior to the Closing that resulted in or result in noncompliance by the Company or its Subsidiaries with Applicable Law (including, but not limited to, any noncompliance described on any schedule to this Agreement or otherwise previously made known to Sino).

(b)          Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Indemnitees may be entitled to indemnification pursuant to this Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

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7.2         Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Indemnitee by a Person other than the Company or Sino (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a)          Notice of Claim. Such Indemnitee will give the Company Shareholders prompt written notice after receiving written notice of any Third Party Claim (a “Notice of Claim”) which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at their expense.

(b)          Defense. The Representative shall have the right, at its option (subject to the limitations set forth in Section 7.2(c)) and at its own expense, by written notice to the Committee, to assume the entire control of, subject to the right of Surviving Pubco to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given. If the Representative is permitted and elect to assumes the defense of a Third Party Claim:

(i)           the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Surviving Pubco reasonably informed of the status of such defense; and

(ii)          Surviving Pubco shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Surviving Pubco shall make available to the Representative all pertinent information and documents under its control.

(c)          Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Surviving Pubco if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (ii) the Third Party Claim seeks an injunction or equitable relief against Surviving Pubco which is not merely incidental to a primary damage claim or claims for monetary damages.

(d)          Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any claim for indemnification under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Surviving Pubco given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Surviving Pubco shall not settle such action.

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(e)          Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Surviving Pubco, at the reasonable cost and expense of the Representative, will (upon further written notice to the Company Shareholders) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)          Releases. Anything in this Section 7.2 to the contrary notwithstanding, the Company Shareholders shall not, without the written consent of the Representative, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Surviving Pubco of a full and unconditional release from all liability and obligation in respect of such action without any payment by Surviving Pubco or Surviving Pubco.

(g)          Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3         Insurance Effect. Notwithstanding any provision in this Agreement to the contrary, all Losses for which an Indemnitee would otherwise be entitled to indemnification under this Article VII shall be reduced by the amount of insurance proceeds (net of premium, deductible, future premium increases and any other increased insurance costs as a result of such payment of proceeds), indemnification payments and other third-party recoveries actually received by such Indemnitee in respect of any Losses. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are realized by an Indemnitee subsequent to receipt by such Indemnitee of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by such Indemnitee of all or the relevant portion of such indemnification payment.

7.4         Limitations on Indemnification.

(a)          Survival. The representations, warranties, covenants and agreements in this Agreement or in any Schedule or certificate delivered in connection with this Agreement shall survive the Closing until the Escrow Release Date (the “Survival Period”); provided, however, that any indemnification claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, (i) no claim for indemnification shall be brought after the end of the Survival Period, and (ii) the indemnification rights of Indemnitees under this Article VII shall terminate and be of no further force or effect as of the termination of the Survival Period.

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(b)          Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $2,000,000 (the “Deductible”), in which event the amount payable shall be the entirety of the Loss from the first dollar; provided, however, that indemnification obligations under Section 7.1(a)(iii) shall not be subject to the Deductible.

(c)          Aggregate Amount Limitation. The aggregate liability for Losses hereunder shall not in any event exceed the value of the Escrow Shares and Surviving Pubco shall not have any claim against the Company Shareholders other than for any of such Escrow Shares.

(d)          Duplication of Recovery. Any Losses for which a Person is entitled to indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

7.5         Exclusive Remedy. The sole remedy of the Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII (including Section 7.4(c)). Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit an Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misconduct, it being understood that a mere breach of a representation and warranty does not constitute fraud and that an Indemnitee may not pursue such claim, demand or suit unless and only to the extent that all of the Escrow Shares have been released.

7.6         Adjustment to Exchange Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the Exchange Consideration paid by Surviving Pubco as a result of the Transactions, except as otherwise required by Law.

7.7         Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Company Shareholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the Indemnitees under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Indemnitees as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Surviving Pubco. The parties further acknowledge that all actions to be taken by Surviving Pubco pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8         Mitigation. An Indemnitee shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnitee shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimis incidental expenses).

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7.9         No Consequential Damages. No party shall have any liability for any special, exemplary, punitive or consequential damages (including lost profits or revenue or diminution of value) suffered or incurred by any other party.

ARTICLE VIII.

TERMINATION

8.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Sino and the Company at any time;

(b)          by either Sino or the Company if the Transactions shall not have been consummated by December 31, 2015 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date;

(c)          by either Sino or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, judgment, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order, decree, judgment, ruling or other action being final and nonappealable;

(d)          by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Sino or Holdco set forth in this Agreement, or if any representation or warranty of Sino or Holdco shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Sino is curable by Sino prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Sino of such breach, provided Sino continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Sino is cured during such thirty (30)-day period);

(e)          by Sino, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Sino may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Sino to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Sino may not terminate this Agreement pursuant to this Section 8.1(e) if it or Holdco shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period); or

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(f)          by either Sino or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Sino Common Stock required under Sino’s Charter Documents, or the holders of more than 3,080,100 shares of Sino Common Stock issued in Sino’s initial public offering and outstanding as of the date of the record date of the Special Meeting shall exercise their rights to convert the Sino Common Stock held by them into cash in accordance with Sino’s Charter Documents.

8.2         Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.4(a), 5.8, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement prior to the termination hereof, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3         Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE IX.

DEFINED TERMS

9.1         Defined Terms. For purposes of this Agreement, the term:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all Exhibits and Schedules hereto (including the Company Disclosure Schedule and the Sino Disclosure Schedule).

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“Alternative Transaction Proposal” means any proposal for the (i) direct or indirect acquisition of all or substantially all of the assets of Sino or any of its subsidiaries (including any voting equity interests of Sino’s subsidiaries), (ii) direct or indirect acquisition of 50% or more of the voting equity interests of Sino, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the voting equity interests of Sino or (iv) merger, consolidation, other business combination or similar transaction involving Sino or any of its subsidiaries, pursuant to which such person would own 50% or more of the consolidated assets, net revenues or net income of Sino and its subsidiaries, taken as a whole; in all cases of clauses (i)-(iv) where such transaction is to be entered into with any person or group of persons other than the Company or its Affiliates.

“Company Ordinary Share Number” means the total number of the Company’s ordinary shares outstanding.

“Contracts” means all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises and other understandings, commitments and obligations of any kind, whether written or oral.

“Copyrights” means all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“Escrow Claims” means claims made pursuant to the Escrow Agreements.

“Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other Governmental Entity.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) the principal component of capitalized lease obligations, (c) net obligations under interest rate agreements and currency agreements, (d) amounts drawn on letters of credit, (e) the principal amount of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all liabilities relating to securitization or factoring programs or arrangements, and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed (including keep well arrangements), in any manner.

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“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) all Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Knowledge” means with respect to (a) the Company, the actual knowledge or awareness as to a specified fact or event of any of those individuals listed on Schedule 9.1(a) of the Company Disclosure Schedule, and (b) Sino, the actual knowledge or awareness as to a specified fact or event of any of those individuals listed on Schedule 9.1(b) of the Sino Disclosure Schedule.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Losses” means all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties.

“Material Adverse Effect” means any change, event, effect or occurrence, individually or when aggregated with other changes, events, effects or occurrences, that is materially adverse to the business, assets (including intangible assets), prospects, financial condition, or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) any outbreak of hostilities or acts of war (whether or not declared), sabotage or terrorism, (ii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable law, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy, (iv) general conditions in the industries in which a Person operates, (v) the announcement and pendency of this Agreement and/or other transactions contemplated hereby (including any employee departures), or (vi) any action taken or omitted to be taken by a party hereto at the other party’s direction or written request or otherwise required or permitted to be taken or omitted to be taken by this Agreement, provided further, that the exceptions in clauses (i) through (iv) above shall not apply to the extent (if any) that the impact of such change, event, circumstance or effect is disproportionately adverse to such Person, relative to other companies in any industry in which such Person operates.

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“Permitted Lien” means any and all Liens (a) which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable law in connection with such contest, (b) imposed or promulgated by applicable law or any Governmental Entity, including (i) zoning ordinances, building codes, regulations, permits and similar enactments which are not violated by the current use of the real property subject to such enactments or (ii) other restrictions, variations, covenants, conditions, rights of way, easements and other minor irregularities in title, (c) arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by applicable law and arising out of obligations incurred in the ordinary course of business, (d) that are expressly listed as exceptions in insurance policies, (e) listed on Schedule 9.1(b) of the Company Disclosure Schedule, (f) listed on Schedule 9.1(b) of the Sino Disclosure Schedule, (g) under any Material Company Contract (but excluding Encumbrances arising out of the violation of any such Material Company Contracts), and (h) which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Securities Act” means the “Securities Act of 1933, as amended.

“Surviving Pubco Redemption Share Price” means $10.00.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital share, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions.

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“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“Trust Agreement” means the Investment Management Trust Agreement between Continental and Sino dated as of August 26, 2014.

“U.S. GAAP” means generally accepted accounting principles of the United States.

9.2         Glossary of Other Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA”	Section 10.8(a)
“Additional Sino SEC Reports”	Section 5.2(c)
“Additional Stock Consideration”	Section 1.7(a)(i)
“Amended and Restated Registration Rights Agreement”	Section 5.21
“Applicable Law”	Section 1.4
“Approvals”	Section 2.1(b)
“Audited Financial Statements”	Section 2.7(a)
“Cash Consideration”	Section 1.7(a)(i)
“Certificates of Merger”	Section 1.3
“Charter Adoption”	Section 5.1(a)
“Charter Documents”	Section 2.1(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Closing Form 8-K”	Section 5.2(b)
“Closing Press Release”	Section 5.2(b)
“Committee”	Section 1.12(a)
“Company”	Heading
“Company Affiliate Transaction”	Section 2.21
“Company Certificates”	Section 1.7(c)
“Company Closing Certificate”	Section 6.3(a)
“Company Contracts”	Section 2.18(a)
“Company Disclosure Schedule”	Article II
“Companies Laws”	Recital A
“Company Ordinary Shares”	Section 1.7(a)
“Company Shareholders”	Heading
“Continental”	Section 1.6(b)(i)
“Converted Cash Consideration”	Section 1.7(a)(ii)
“Corporate Records”	Section 2.1(d)
“Costs”	Section 5.13(a)
“D&O Insurance”	Section 5.13(b)

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“Deductible”	Section 7.4(b)
“Delaware Certificate of Merger”	Section 1.3
“DGCL”	Recital A
“Disqualification Event”	Section 1.14(d)
“Effective Time”	Section 1.3
“Employment Agreements”	Section 5.19
“Escrow Account”	Section 1.11
“Escrow Agent”	Section 1.11
“Escrow Agreement”	Section 1.11
“Escrow Release Date”	Section 1.11
“Escrow Shares”	Section 1.11
“Exchange Act”	Section 1.14(c)
“Exchange Agent”	Section 1.6(b)(i)
“Exchange Consideration”	Section 1.7(a)(ii)
“Governmental Entity”	Section 1.14(c)
“Holdco”	Heading
“IBCA”	Recital A
“Indemnitees”	Section 7.1(a)
“Insider”	Section 2.18(a)(i)
“Insurance Policies”	Section 2.19
“Lock-Up Agreement”	Section 1.13
“Material Company Contract(s)”	Section 2.18(a)
“Merger”	Recital A
“Nasdaq”	Section 3.23
“Notice of Claim”	Section 7.2(a)
“Plan of Merger”	Section 1.3
“Plan/Plan(s)”	Section 2.11(a)
“Proxy Statement/Prospectus”	Section 5.1(a)
“Registration Statement”	Section 5.1(a)
“Representative”	Section 1.12(b)
“Required Sino Vote”	Section 3.28
“Reviewable Document”	Section 5.3(a)
“SEC”	Section 2.18 (a)
“Share Exchange”	Recital A
“Signing Form 8-K”	Section 5.2(a)
“Signing Press Release”	Section 5.2(a)
“Sino”	Heading
“Sino Affiliate Transaction”	Section 3.21
“Sino Certificates”	Section 1.6(a)(ii)
“Sino Closing Certificate”	Section 6.2(a)
“Sino Common Certificate”	Section 1.6(a)(i)
“Sino Common Stock”	Section 1.6(a)(i)
“Sino Contracts”	Section 3.19(a)
“Sino Convertible”	Section 3.3(b)
“Sino Disclosure Schedule”	Article III
“Sino Options”	Section 3.3(b)

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“Sino Preferred Shares”	Section 3.3(a)
“Sino Record Date”	Section 5.1(c)
“Sino Rights”	Section 1.6(a)(ii)
“Sino Rights Certificate”	Section 1.6(a)(ii)
“Sino SEC Reports”	Section 3.7(a)
“Sino Shareholder Approval”	Section 5.1(a)
“Special Meeting”	Section 5.1(a)
“Stock Consideration”	Section 1.7(a)(ii)
“Subsidiaries”	Section 2.2(a)
“Survival Period”	Section 7.4(a)
“Surviving Pubco”	Section 1.1
“Surviving Pubco Certificates”	Section 1.6(b)(i)
“Surviving Pubco Indemnified Parties”	Section 5.13(a)
“Surviving Pubco Ordinary Shares”	Section 1.2
“Surviving Pubco Plan”	Section 5.20
“Third Party Claim”	Section 7.2
“Transactions”	Recital A
“Trust Fund”	Section 3.25
“Trust Fund Deductions”	Section 5.17
“Unaudited Financial Statements”	Section 2.7(b)
“Written Consent”	Section 1.14(a)

ARTICLE X.

GENERAL PROVISIONS

10.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Sino or Holdco prior to the Closing, to:	Sino Mercury Acquisition Corp
7/F Metropolis Tower
No. 2 Dongsan Street
Zhongguancun Xi Zone
Haidian District
Beijing, 100080, China
Attn: Jianming Hao / Richard Xu
Telephone: 646-387-1287
Telecopy: 646-607-2668
E-mail: Richard@sinomercury.com

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with a copy (which shall not constitute notice) to:	David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8880
Telecopy: 212-818-8881
Email: dmiller@graubard.com

if to Surviving Pubco
following the Closing,
or the Company prior,
to Closing:	Wins Finance Group Ltd.
1 F, Building Number 7
No. 58 Jianguo Road,
Chaoyang District, Beijing 100024, PRC
Attention: Junfeng Zhao
Telephone: 86-10-82255118
Telecopy: 86-10-82255118
E-mail: zjf@winsii.com

with a copy (which
shall not constitute
notice) to:	Robert H. Cohen
McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173
Telephone: 212-547-5885
Telecopy: 212-547-5444
E-mail: rcohen@mwe.com

10.2         Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.

10.3         Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

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10.4         Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Sino and the Company dated January 1, 2015 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6         Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8         Venue.

(a)          The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators. The Company and the Company Shareholders hereby appoint, without power of revocation, Johnny Leung, as their respective agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the Closing Date.

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(b)          EACH PARTY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c)          Each party agrees that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

10.9         Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10      Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11      Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of Sino and the Committee.

10.12      Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13      Currency. All references to currency amounts in this Agreement shall mean United States dollars unless otherwise noted.

[The Signature Page is the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SINO MERCURY ACQUISITION CORP.

Name:	/s/ Jianming Hao
By:	Jianming Hao
Title:	Chief Executive Officer

WINS FINANCE HOLDINGS INC.

Name:	/s/ Richard Xu
By:	Richard Xu
Title:	President

WINS FINANCE GROUP LIMITED

Name:	/s/ Zhao Jun Feng
By:	Zhao Jun Feng
Title:	Director

WITS GLOBAL LIMITED

Name:	/s/ Wang Hong
By:	Wang Hong
Title:	Director

APPELO LIMITED

Name:	/s/ Wang Hong
By:	Wang Hong
Title:	Director

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GLOWING ASSETS HOLDINGS LIMITED

Name:	/s/ Zhao Jun Feng
By:	Zhao Jun Feng
Title:	Director

COSMIC EXPERT LIMITED

Name:	/s/ Zhao Jun Feng
By:	Zhao Jun Feng
Title:	Director

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